Exhibit 3.1

AMENDMENT NO. 1 TO

THIRD AMENDED AND RESTATED BYLAWS

OF

ARCHROCK, INC.

a Delaware Corporation

Date of Adoption: April 30, 2020

This Amendment No. 1 (this “Amendment No. 1”) to the Third Amended and Restated Bylaws (as amended, the “Bylaws”) of Archrock, Inc., a Delaware corporation (the “Company”), is hereby adopted by the board of directors of the Company (the “Board”). Capitalized terms used but not defined herein are used as defined in the Bylaws.

WHEREAS, the Board desires to amend the Bylaws in order to (i) provide for exclusive forum jurisdiction for certain federal securities litigation and (ii) adjust the notice requirements for stockholder proposals made pursuant to Section 1.9 of the Bylaws; and

WHEREAS, acting pursuant to the power and authority granted to it under Article Seven of the Company’s Certificate of Incorporation and Article IX of the Bylaws, a majority of the Board has approved this Amendment No. 1.

NOW THEREFORE, the Board does hereby amend the Bylaws as follows:

1.The second sentence of Section 1.9(A)(2) is hereby amended and restated in its entirety as follows:

To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than 120 or more than 150 days prior to the first anniversary (the “Anniversary”) of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 120th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 130 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation.

Exhibit 3.1

2.A new Article X is added and provides as follows:

ARTICLE X

FORUM FOR ADJUDICATION OF DISPUTES

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article X.

3. Except as specifically amended herein, the Bylaws shall remain unchanged and in full force and effect.

[Remainder of page intentionally left blank.]